UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Cyabra, Inc.

(Exact name of registrant as specified in its charter)

Delaware	99-4210757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13 Gershon Shatz Tel Aviv, Israel	6997543
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement number to which this form relates: 333-283153

Securities to be registered pursuant to Section 12(g) of the Act: None

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the shares of common stock, par value $0.0001 per share (the “Common Stock”) of Cyabra, Inc. (formerly Trailblazer Holdings, Inc.) (the “Company”). The description of the Common Stock contained under the heading “Description of the Combined Company’s Securities” in the registration statement initially filed with the Securities and Exchange Commission on November 12, 2024, as amended from time to time (File No. 333-283153) (the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein. The Company changed its name from “Trailblazer Holdings, Inc.” to “Cyabra, Inc.” upon the closing of the business combination (as described in the Registration Statement).

Item 2.	Exhibits.

Exhibit No.	Description
2.1	Merger Agreement, as amended, dated July 22, 2024, by and among Cyabra Strategy Ltd., Trailblazer Merger Corporation I, Trailblazer Holdings, Inc. and Trailblazer Merger Sub Ltd. (included as Annex A to the proxy statement/prospectus included with the Registration Statement filed on November 12, 2025).
3.1	Form of Amended and Restated Certificate of Incorporation of Trailblazer Holdings, Inc. (included as Annex B to the proxy statement/prospectus included with the Registration Statement filed on November 12, 2024).
3.2	Form of Amended and Restated Bylaws of Trailblazer Holdings, Inc. (included as Annex C to the proxy statement/prospectus included with the Registration Statement filed on November 12, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Very truly yours,

CYabra, inc.

By:	/s/ Dan Brahmy
Name: Dan Brahmy
Title: Chief Executive Officer

Dated: March 27, 2026

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